Exhibit 10.8

Certain information has been omitted from the exhibit because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential. The omissions have been indicated by (“[***]”).

EXECUTION VERSION

USD40,000,000

Loan agreement

Dated 24 December 2021

for

KABANGA NICKEL LIMITED

as Borrower

with

BHP Billiton (UK) DDS Limited

acting as Lender

Ref: L-315321

THE SCHEDULES

(i)

THIS AGREEMENT is dated 24 December 2021 and made between:

(1)	KABANGA NICKEL LIMITED, a private limited company incorporated under the laws of England and Wales with registered number 11815983 and whose registered office is at 22 Chancery Lane, London, WC21 1LS, United Kingdom (the “Borrower”); and

(2)	BHP Billiton (UK) DDS Limited, a private limited company incorporated under the laws of England and Wales with registered number 09882802 and whose registered office is at Nova South, 160 Victoria Street, London SW1E 5LB, United Kingdom (the “Lender”).

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Agreed Budget” means the budget agreed between the Parties in respect of the use of the Loan by the Borrower’s Group, as set out in Schedule 2 (Agreed Budget) and as may be amended from time to time in accordance with Clause 12 (Agreed Budget).

“Agreed Form Shareholders’ Agreement” means the Shareholders’ Agreement in the amended terms agreed between the Parties, a copy of which is set forth in Schedule 3.

“Anti-Corruption Laws” means: (i) for all Parties the laws relating to combating bribery and corruption of Tanzania, the Foreign Corrupt Practices Act of the United States of America, the UK Bribery Act 2010, the Criminal Code Act 1995 (Cth) of Australia and/or the principles of the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (ii) for each of the Parties the Laws relating to combating bribery and corruption in the countries of each such Party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of each such Party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“BHP’s Indigenous People’s Policy Statement Commitments” means the Lender Group’s policy statement in respect of indigenous peoples contained in the following webpage: https://www.bhp.com/about/operating-ethically/indigenous-peoples (as may be updated from time to time by notice to the Borrower by the Lender).

“BHP Technical Standards” means the Lender Group’s: (i) water and tailings storage facilities requirements; (ii) geotechnical characterisation programs for deep underground mining technical standards; (iii) endowment assessment technical standards; and (iv) “how we do projects at BHP” standards, each as provided to the Borrower by the Lender prior to the date of this Agreement (and each as may be updated from time to time by notice to the Borrower by the Lender and subject to prior consent to any such update by the Borrower).

“Borrower’s Group” means the Borrower and its subsidiaries and subsidiary undertakings from time to time.

“Borrower Shareholder” means any holder of Ordinary Shares as at the date of this Agreement.

“Box VDR” the virtual data room hosted by Box containing the Legacy SPA and certain share incentive, share option, profit sharing and consultancy arrangements in respect of the Borrower’s Group, made available by Travers Smith and accessible by the Linklaters LLP as at 19:30 on 23 December 2021 (a data room index of which has been initialled by the representatives of the parties).

“Budget Representative” means, in the case of the Lender, [***], and in the case of the Borrower, [***] (or such other person as either Party may notify to the other Party in writing from time to time), together the “Budget Representatives”.

“Budget Revision Notice” has the meaning given to that term in Clause 12.1 (Agreed Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Business Warranties” means those warranties set out in Clauses 11.6 (Management Accounts) to 11.14 (Litigation) and Clause 11.16 (Taxation) to 11.22 (No misleading information), and “Business Warranty” means any one of them.

“Business Warranty Claims” means claims for breach of the Business Warranties and “Business Warranty Claim” means any of them.

“Commitment” means USD40,000,000 to the extent not cancelled by the Lender under Clauses 6.2 or 17.11 of this Agreement.

“Conversion” means the conversion of the Loan into Ordinary Shares pursuant to Clause 7 (Conversion mechanics).

“Conversion Condition” means the receipt by the Lender of the FCC Approval.

“Conversion Date” has the meaning given to it in Clause 7 (Conversion mechanics).

“Conversion Disclosure Letter” means the disclosure letter to be entered into by the Borrower and the Lender (the form of which is to be as agreed by the Parties at the relevant time, each acting reasonably) on the Conversion Date disclosing matters, events or circumstances which occurred after the date of this Agreement in respect of the Business Warranties.

“Conversion Notice” has the meaning given to it in Clause 7 (Conversion mechanics).

“Conversion Obligation” and “Conversion Obligations” have the meanings given to them in Clause 7.1(c).

“Conversion Shares” has the meaning given to it in Clause 7 (Conversion mechanics).

“Cooperation Deed” means the deed of cooperation entered into between the Lender and the Borrower in respect of the Project on or around the date of this Agreement.

“Development, Licencing and Services Agreement” means the development, licencing and services agreement entered into between the Borrower and Lifezone Limited on 14 December 2020.

“Diluted” means, in respect of the Conversion Shares, such number of Ordinary Shares representing eight point nine (8.9) per cent. of the total voting and economic share rights in the Borrower taking into account the dilutive effect of any:

(i)	Ordinary Shares (or any other share in the equity share capital of any member of the Borrower’s Group from time to time); or

(ii)	awards, grants, options, agreements, arrangements (or similar) capable of vesting, exercise, conversion (or similar) into, or exchange (or similar) for, Ordinary Shares (or any other share in the equity share capital of any member of the Borrower’s Group from time to time) of the Borrower’s Group, issued or made under any share incentive, share option, profit sharing, bonus or other incentive arrangements in respect of the Borrower’s Group prior to the Conversion Date (whether or not vested, exercised, converted, exchanged (or similar) for Ordinary Shares (or any other share in the equity share capital of any member of the Borrower’s Group from time to time) prior to the Conversion Date), in excess of (in aggregate) [***] Ordinary Shares.

“EIA Certificate” means the environmental impact assessment certificate to be issued in respect of the Project in accordance with Tanzanian environmental regulations.

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in pipes, tanks, ditches, drains or sewers); soil and land and any ecological systems and any living organisms supported by any of those media including for the avoidance of doubt humans.

“Environmental Law” means any and all European Community, national, supranational, federal, state, regional or local statutes, laws and codes of law (including the common law) in each case which are applicable to any member of the Borrower’s Group or member of the Lender’s Group (insofar as it relates to the Project) and have the force of Law in the applicable jurisdiction concerning (including by way of providing protections, controls, regulation and authorisation in respect of (a) and (b) below) or otherwise providing remedies in respect of:

(a)	pollution of or damage to or the protection of the Environment and human health and safety; and/or

(b)	emissions, discharges, releases or escapes into the Environment of or the exposure of any person to Hazardous Substances or the production, processing, use, treatment, storage, transport or disposal of Hazardous Substances, and any regulations or subordinate legislation, orders, judgments, circulars, by-laws, codes of practice and technical instructions issued or made under them which are applicable to any member of the Borrower’s Group or member of the Lender’s Group (insofar as it relates to the Project) and have the force of Law but excluding zoning and planning law.

“Event of Default” means any event or circumstance specified as such in Clause 17 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“FCC” means the Tanzanian Fair Competition Commission, a public institution in Tanzania established by virtue of section 62(1) of the Fair Competition Act, No.8 of 2003.

“FCC Approval” means the unconditional approval by the FCC of the FCC Merger Filing through the provision of a merger clearance certificate in respect of the FCC Merger Filing or a conditional approval by the FCC of the FCC Merger Filing with conditions that are satisfactory to the Lender.

“FCC Merger Filing” means the filing to be made to the FCC by the Lender and the Borrower seeking the FCC’s approval for the Lender to be issued with the Conversion Shares.

“Framework Agreement” means the framework agreement entered into between the Government of Tanzania and the Borrower on 19 January 2021 in respect of the Project.

“Fundamental Warranties” means those warranties set out in Clauses 11.2 (Status, authority, authorisations and binding obligations) to 11.5 (No default) and in Clause 11.15 (Anti-Corruption Laws and Sanctions Laws), and “Fundamental Warranty” means any one of them.

“Fundamental Warranty Claims” means claims for breach of the Fundamental Warranties and “Fundamental Warranty Claim” means any of them.

“GISTM (2020) for Tailings Design and Management” means the Global Industry Standard on Tailings Management, co-published in August 2020 by the International Counsel on Mining and Metals, the United Nations Environment Programme and the Principles for Responsible Investment.

“Governmental Authorities” means any competition, antitrust, anti-corruption, sanctions, anti-money laundering, counter-terrorism financing, foreign investment, national, supranational or supervisory or other government, governmental (whether trade, administrative, statutory or regulatory) bodies, agencies, commissions or authorities or any courts, tribunals, arbitral or judicial bodies, including any tax authorities and any governmental department, and “Governmental Authority” means any of them.

“Government Arrangements” means all agreements or other arrangements with, and licences issued by, the Government of Tanzania and/or other Governmental Authorities, and “Government Arrangement” means any of them, including (but not limited to) the Special Mining Licence and the Framework Agreement.

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance of any nature whatsoever (whether in the form of a solid, liquid, gas or vapour alone or in combination with any other substance) which is capable of causing harm or damage to the Environment or to public health including but not limited to any controlled, special, hazardous, polluting, toxic or dangerous substances; hazardous or toxic radioactive substances or waste, asbestos or electromagnetic radiation.

“Hive-Out” means the potential restructuring of the Project such that the Refinery Business is hived-out of the existing TNCL structure in accordance with certain principles as may be agreed between the Parties from time to time, resulting in the Refinery Business being divested to a newly incorporated or existing company.

“IFC Standard 5 – Land Acquisition and Involuntary Resettlement” means the International Finance Corporation: World Bank Group Performance, Standard 5: Land Acquisition and Involuntary Resettlement standards published 1 January 2012.

“IFRS” means International Accounting Standards, International Financial Reporting Standards and related Interpretations issued or adopted by the International Accounting Standards Board, which are adopted for use within the United Kingdom by virtue of Chapter 2 or Chapter 3 of Part 2 of the International Accounting Standards and European Public Limited Liability Company (Amendment etc) (EU Exit) Regulations 2019.

“Indebtedness” means, in relation to any person, any borrowing, financing liability, unpaid cost or expense owing to any person, or obligation for the payment or repayment of money, whether present or future, actual or contingent, including under or in connection with any royalty, streaming agreement, guarantee, indemnity, loan, financial instrument (including a derivative), finance lease or other arrangement of any kind having a similar effect, but excluding trading debt and liabilities arising in the ordinary course of business.

“Law” means all applicable legislation, statutes, directives, regulations, ordinances, decisions, licences, permits, consents, decrees, notices, instructions, policies, orders, judgments, decisions, by-laws and other applicable legislative measures or decisions, treaties, conventions and other agreements between states, or between states and supranational bodies and rules of common or civil law, in each case, having the force of law and having effect in any jurisdiction.

“LCIA” has the meaning given to that term in Clause 27(b).

“Legacy Entities” means the entities acquired by the Borrower from Glencore Canada Corporation, Barrick International (Barbados) Corporation and Sutton Resources Limited, in respect of the Project, namely Kabanga Holdings Limited, Kabanga Nickel Company Limited, Romanex International Limited and Kagera Mining Company Limited.

“Legacy Entity SPA” has the meaning given to that term in Clause 11.18.

“Lender Compliance Secondee” has the meaning given to that term in Clause 13.5(d).

“Lender’s Group” means the Lender and its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company from time to time, including (but not limited to) any subsidiaries and subsidiary undertakings of each of BHP Group plc and BHP Group Limited (from time to time).

“Licences” has the meaning given to that term in Clause 11.11.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being.

“Loan Proceeds” shall have the meaning given to that term in Clause 5.

“Longstop Date” means the date falling 12 months after the date of this Agreement, provided that if, immediately prior to such time, the Conversion Condition has not been satisfied then the Lender may (but shall not be obliged to) extend the date to the date falling 18 months after the date of this Agreement by giving Notice in writing to the Borrower to be received no later than the first anniversary of this Agreement.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)	the financial condition, assets, prospects or business of the Borrower or the consolidated financial condition, assets, prospects or business of the Borrower’s Group;

(b)	the validity, legality or enforceability of this Agreement.

“Material Contract” and “Material Contracts” have the meaning given to such terms in Clause 11.9.

“Mining Commission” means the Tanzanian Mining Commission.

“Notice” has the meaning given to that term in Clause 21(a) (Notices).

“Observer” has the meaning given to that term in Clause 14.4(a) (Observer).

“Ordinary Shares” means the ordinary shares of £0.0001 each in the capital of the Borrower.

“Party” means a party to this Agreement.

“Payment Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Mauritius.

“Project” means the anticipated future mining operations in respect of the Kabanga Nickel Deposit at Kabanga in Ngara District, Kagera Region, Tanzania including:

(a)	the extraction and on-site concentration of minerals; and

(b)	mineral concentrate refining and processing operations to be conducted at a multi-mineral processing facility in Tanzania (the “Refinery Business”).

“Project Execution Plan and Schedule” means the documents prepared by the Borrower’s Group (from time to time) which state the activities required to continue to develop the Project and the expected expenditure in relation thereto, with such plan and schedule to include (but not be limited to):

(a)	the anticipated start date and duration of all material Project development activities;

(b)	the method(s) the Borrower’s Group intends to utilise to complete each of the material Project development activities; and

(c)	the relevant internal lead(s) and teams on each of the material Project development activities.

“Project Financial Model” means the financial model prepared by the Borrower’s Group (from time to time) that details, on a month-by-month basis, the projected physical and financial parameters for the development of the Project, with such model to include (but not be limited to):

(a)	construction budgets;

(b)	details of mineral resources and/or reserves;

(c)	capital expenditure;

(d)	funding requirements;

(e)	projected sales revenues;

(f)	operating costs and royalties;

(g)	cash flows;

(h)	Taxation; and

(i)	Governmental Authority depreciation charges.

“Proposer” has the meaning given to that term in Clause 12.1 (Agreed Budget).

“Prospecting Licences” means the prospecting licences listed in file path 7.1.11.4 of the VDR, as shown at the date of this Agreement on the Tanzania Mining Cadastre portal.

“Recipient” has the meaning given to that term in Clause 12.1 (Agreed Budget).

“Refinery Business” has the meaning given to that term in the definition of the Project.

“Relevant Warranty Claims” means Business Warranty Claims and Fundamental Warranty Claims and “Relevant Warranty Claim” means any of them.

“Sanctioned Party” means: (i) any person or entity that is designated for export controls or sanctions restrictions under any Sanctions Laws, including but not limited to those designated under the U.S. List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Entity List, Denied Persons List, Debarred List, Australia’s Consolidated List, the UK Consolidated List and the EU Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions; and (ii) any entity 50% or more owned or any entity which is controlled directly or indirectly, by one or more of the persons or entities in paragraph (i).

“Sanctions Laws” means any sanctions, export control, or import laws, or other regulations, orders, directives, designations, licenses, or decisions relating to the trade of goods, technology, software and services which are imposed, administered or enforced from time to time by Australia, the United States, the United Kingdom, the EU, EU Member States, Switzerland, the United Nations or United Nations Security Council and also includes U.S. anti-boycott laws and regulations.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shareholders” means the holders of Ordinary Shares from time to time.

“Shareholders’ Agreement” means the shareholders’ agreement in respect of the Borrower entered into between the Borrower and certain of the Shareholders on 6 May 2019 (as amended from time to time).

“Special Mining Licence” means special mining licence 651/2021 issued by the Mining Commission on 25 October 2021 to TNCL in respect of the Kabanga area in Ngara District of Tanzania.

“Subsoil Data” means geological exploration data in relation to the Project (including exploration databases in relation to that exploration data) and any intellectual property rights associated therewith.

“Surviving Clauses” means Clauses 1 (Definitions and interpretation), Clause 20 (Whole agreement), Clause 21 (Notices) and Clauses 22 (Partial Invalidity) to 27 (Governing law and dispute resolution) (inclusive) and “Surviving Clause” means any one of them.

“Tax Deduction Gross-Up” shall have the meaning given to that term in Clause 9.2(c).

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

“TNCL” means Tembo Nickel Corporation Limited, a company incorporated under the laws of the United Republic of Tanzania with registered number 149494871 and whose registered office is at Region Dar Es Salaam, District Ilala CBD, Ward Kivukoni, Postal code 11101, Street Ohio, Road garden Avenue, Plot Number 8, 9, 12 and 15, Block Number WING A&B, House Number 11th floor.

“TNCL Shareholders’ Agreement” means the shareholders’ agreement in respect of TNCL entered into between the Borrower and the Government of Tanzania on 19 January 2021.

“USD” means the lawful currency from time to time of the United States of America.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is to be utilised as specified in the Utilisation Request.

“Utilisation Request” means a notice substantially in the form set out in Schedule 1 (Form of Utilisation Request).

“VAT” means value added tax charged under VATA 1994 or any similar, replacement or additional Tax in any jurisdiction.

“VATA 1994” means the Value Added Tax Act 1994.

“VDR” the virtual data room hosted by Caplinked containing documents and information relating to the Borrower and members of the Borrower’s Group, made available by the Borrower and accessible by the Lender as at 17:40 on 22 December 2021 (a data room index of which has been initialled by the representatives of the parties).

“VPSHR” means The Voluntary Principles on Security and Human Rights of the multi-stakeholder The Voluntary Principles Initiative composed of governments, key international non-governmental organizations, and companies in the industries of extracting, harvesting, developing natural resources, or energy.

“Warranties” mean the warranties made or deemed to be made by the Borrower under this Agreement or through the delivery of the Utilisation Request and “Warranty” shall mean any of them.

“WHO” has the meaning given to that term in Clause 27(c).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Borrower”, the “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Agreement;

(ii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership, unincorporated association or other entity (whether or not having separate legal personality);

(iii)	a “company” includes any company, corporation or body corporate, wherever incorporated;

(iv)	a “regulation” includes any regulation, rule or official directive (whether or not having the force of Law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(v)	“holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the United Kingdom Companies Act 2006 (provided that where a holding company creates security over the shares of a subsidiary, that subsidiary shall be deemed not to cease being a subsidiary of the holding company solely as a result of the creation of that security);

(vi)	“books”, “records” or other information mean books, records or other information, in any form, including paper, electronically stored data, magnetic media, film and microfilm;

(vii)	“including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them;

(viii)	a person shall be deemed to be “connected” with another if that person is connected with such other within the meaning of section 993 of the Income Tax Act 2007;

(ix)	“to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way;

(x)	where the words “procure” are used in this Agreement in relation to the performance of any act, the words shall give rise to an obligation on the part of the relevant Party to, and only to the extent it is legally able to: (i) exercise (and procuring the exercise of) all voting rights and powers as shareholder, including (to the fullest extent possible) by promptly convening shareholders’ meetings to enable such exercise; (ii) exercise (and procuring the exercise of) all other powers vested from time to time by applicable Law so that each board member and/or director exercises its board rights and any other powers of control to so procure; and (iii) ensure the removal of uncooperative board members and/or directors and their replacement with board members/directors who co-operate to so procure;

(xi)	any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time;

(xii)	a provision of Law is a reference to that provision as amended or re-enacted from time to time;

(xiii)	any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction

(xiv)	references to “USD” are references to the lawful currency from time to time of the United States of America;

(xv)	one gender includes all genders and references to the singular include the plural and vice versa; and

(xvi)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	An Event of Default is “continuing” if it has not been waived.

1.3	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	The facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility in USD in an amount equal to the Commitment.

3.	Purpose

3.1	Purpose

The Borrower shall:

(i)	subject to Clause 12.1(b), procure that the Loan Proceeds are applied by the Borrower’s Group strictly in accordance with the express provisions of the Agreed Budget (and, for the avoidance of doubt, shall procure that the Loan Proceeds are not applied for any other purpose); and

(ii)	explore the feasibility of a mine operating two declines simultaneously, and test the maximum throughput of such a mine, as part of the current phase of Project development (which, for the avoidance of doubt, the Parties agree and acknowledge is a requirement under the Agreed Budget).

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of utilisation

4.1	Conditions precedent

The Lender will only be obliged to comply with Clause 5 (Availability of the Loan) if it has received, on (or prior to) the date of this Agreement, the following documents and other evidence listed below in form and substance to its reasonable satisfaction:

(i)	a duly completed Utilisation Request with a specified Utilisation Date of not less than one (1) Payment Business Day, and not more than ten (10) Payment Business Days (inclusive), from the date of this Agreement;

(ii)	a copy of a resolution of the board of directors of the Borrower approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement, authorising a specified person or persons to execute this Agreement on its behalf, and all documents and notices (including the Utilisation Request) to be signed and/or despatched by it under or in connection with this Agreement;

(iii)	as may be required under the constitutional documents of the Borrower and/or the Shareholders’ Agreement, a copy of the resolutions, consents, waivers and/or similar of the Shareholders approving the terms of, and the transactions contemplated by, this Agreement and the Conversion;

(iv)	unconditional and irrevocable powers of attorney from Shareholders representing not less than 90 per cent. of the total voting rights of the Ordinary Shares granted in favour of the Borrower to execute the requisite consents to enter into and bring into full force and effect the Agreed Form Shareholders’ Agreement immediately prior to the issuance of the Conversion Shares;

(v)	no Event of Default is continuing or, so far as the Borrower is aware, is reasonably likely to occur; and

(vi)	all warranties to be made by the Borrower under Clause 11 (Warranties) of this Agreement are true and accurate in all material respects.

5.	Availability of loan

If the conditions set out in Clause 4 (Conditions of Utilisation) of this Agreement have been met, the Lender shall make the Loan available by the Utilisation Date, with such proceeds paid to the Borrower by the Lender pursuant to the Loan being the “Loan Proceeds”.

6.	Repayment

6.1	Repayment of the Loan

(a)	Subject to Clause 6.1(b) below, if the Conversion Condition has not been satisfied by the Longstop Date, the Borrower shall repay the Loan in full on that date.

(b)	If, at any time following the submission of the FCC Merger Filing, the FCC rejects the FCC Merger Filing, or otherwise confirms in writing that the Conversion Condition will not be satisfied, and this is not remedied by the satisfaction of the Conversion Condition within 40 Business Days thereof, the Lender may at any time require by notice to the Borrower that the Loan be repaid in full, whereupon the repayment of the Loan shall be due and payable within 30 Business Days from delivery of such notice.

(c)	If the Conversion Condition is satisfied on or prior to the Longstop Date, then Clause 7 (Conversion mechanics) shall apply.

6.2	Illegality

If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

(i)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(ii)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and

(iii)	the Borrower shall repay the Loan in full on the date specified by the Lender in the notice delivered to the Borrower, provided such date is not less than 30 Business Days following the delivery of such notice.

6.3	Restrictions

(a)	The Borrower may not reborrow any part of the Facility which is repaid.

(b)	The Borrower may not prepay the whole or any part of the Loan, and may not repay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

6.4	Duration

(a)	Subject to Clause 6.4(b), this Agreement (other than the Surviving Clauses) shall terminate upon the repayment in full of the Loan in accordance with the terms of this Agreement (whether pursuant to Clause 6.1 (Repayment of Loan), Clause 7.3 (Repayment and set off) or otherwise) and each Party’s rights and obligations under this Agreement (other than the Surviving Clauses) shall cease immediately and no Party shall have any claim against any other under it, save for any claim arising from breach of any obligation prior to the date of termination.

(b)	Notwithstanding Clause 6.4(a) or any other provision of this Agreement, the Parties agree that:

(i)	if, upon termination of this Agreement pursuant to Clause 7.3 (Repayment and set off) in connection with the Conversion, the Borrower’s Group has not spent an amount equal to the Loan Proceeds, then the provisions of Clauses 3.1 (Purpose) and Clause 12.1(Agreed Budget) shall continue to apply following any such termination until such time as the Borrower’s Group has spent an amount equal to the Loan Proceeds; and

(ii)	upon termination of this Agreement pursuant to Clause 7.3 (Repayment and set off) in connection with the Conversion, then the provisions of Clause 13.5 (Anti-Corruption Laws and Sanctions Laws) shall continue to apply following any such termination until such time as the Lender’s Group ceases to have any direct (or indirect) equity interest in (or interest in the nature of Indebtedness due from) any member of the Borrower’s Group (or any holding company of the Borrower’s Group), and provided that any such provision ceasing to apply pursuant to this Clause 6.4(b) shall be without prejudice to any claim arising from breach of any obligation under any such provision prior to the date on which it ceased to apply.

7.	Conversion mechanics

7.1	Conversion

(a)	The Parties shall use all commercially reasonable endeavours to satisfy the Conversion Condition promptly following the date of this Agreement as follows:

(i)	as soon as reasonably practicable and, in any event, within 20 Business Days of the date of this Agreement, the Borrower shall prepare and submit to the Lender a draft form completed by the Borrower in respect of the FCC Merger Filing;

(ii)	the Lender shall provide its reasonable comments on the draft form as soon as reasonably practicable (and, in any event, within 10 Business Days of receipt of the same); and

(iii)	as soon as reasonably practicable and, in any event, within 20 Business Days of receipt of the Lender’s reasonable comments, the Borrower shall finalise and submit the FCC Merger Filing (together with a letter of introduction outlining the Lender’s Group, the broader anticipated involvement of the Lender in the Project and the advantages it can bring to the Project) and the Lender shall, within 10 Business Days following notification by the Borrower (and provision of a valid copy of an invoice and receipt from the FCC), pay to the Borrower an amount equal to the FCC filing fee paid by the Borrower in respect of the FCC Merger Filing at the time of submission of the FCC Merger Filing.

(b)	In respect of the FCC Merger Filing made pursuant to Clause 7.1(a)(iii) above, the Borrower shall and, to the extent applicable, procure that each member of the Borrower’s Group:

(i)	deliver as soon as reasonably practicable to the Lender copies of all material correspondence with the FCC;

(ii)	discuss with the Lender any clarifications and/or subsequent submissions requested by the FCC and give the Lender reasonable opportunity to comment on such clarifications and/or subsequent submissions; and

(iii)	deliver as soon as reasonably practicable to the Lender a copy of any certificate, notice or similar provided by the FCC.

Within 15 Business Days of the satisfaction of the Conversion Condition the Lender shall deliver to the Borrower in writing a conversion notice (the “Conversion Notice”), specifying a Business Day (to be no less than five Business Days (inclusive), and not more than 15 Business Days (inclusive), following the date of the Conversion Notice) (the “Conversion Date”).

(c)	On the Conversion Date:

(i)	the Borrower shall issue, allot and deliver to the Lender Ordinary Shares carrying not less than eight point nine (8.9) per cent. of the total voting and economic share rights in the Borrower on a Diluted basis (the “Conversion Shares”) for an aggregate subscription price of USD40,000,000, and will enter the Lender’s name in the register of members of the Borrower as the legal and beneficial owner of the Conversion Shares, and will issue and deliver to the Lender a share certificate in respect of such Conversion Shares;

(ii)	the Borrower shall have made available to the Lender those documents set out in Clause 7.5(a), to the extent not already delivered;

(iii)	the Lender shall have made available to the Borrower those documents set out in Clause 7.5(b), to the extent not already delivered; and

(iv)	the Lender shall subscribe for the Conversion Shares at a total subscription price of USD40,000,000 to be discharged in accordance with Clause 7.3 (the “Subscription Amount”),

each a “Conversion Obligation” and together the “Conversion Obligations”.

7.2	Failure to perform a Conversion Obligation

If a Party fails to comply with a Conversion Obligation under Clause 7.1(c) on the Conversion Date and such non-compliance is not remedied to the satisfaction of the other Party within two Business Days, the Lender, in the case of non-compliance by the Borrower, or the Borrower, in the case of non-compliance by the Lender, shall be entitled (in addition to and without prejudice to all other rights and remedies available) by written notice to the other Party:

(i)	declare an Event of Default (in the case of non-compliance by the Borrower only);

(ii)	require the performance and completion of the other Conversion Obligations on the Conversion Date having regard to the failure to comply with a Conversion Obligation that has occurred; or

(iii)	to fix a new Conversion Date (being not later than the last Business Day of the calendar month immediately following the calendar month in which the original Conversion Date was scheduled).

7.3	Repayment and set off

(a)	Subject to Clause 7.1(c), the Parties agree that on the Conversion Date the Loan will become immediately repayable in full.

(b)	Subject to the Conversion Obligations (other than the Conversion Obligation at Clause 7.1(c)(iv)) being satisfied, the Borrower’s obligation to repay the Loan pursuant to Clause 7.3(a) shall be satisfied by way of set off against the Lender’s obligation pursuant to Clause 7.1(c)(iv) to pay to the Borrower the Subscription Amount.

7.4	Conversion Shares

The Borrower undertakes that the Conversion Shares issued, allotted and delivered pursuant to Clause 7.1(c)(i) shall be credited as fully paid and shall carry the right to participate in full in all dividends and other distributions declared, paid or made on the Ordinary Shares by reference to any record date occurring on or after the Conversion Date and shall rank pari passu in all other respects and form one class with the Ordinary Shares in issue on the Conversion Date.

7.5	Conversion deliverables

(a)	On the Conversion Date the Borrower shall make available to the Lender:

(i)	resolutions of the board of directors of the Borrower and/or Shareholders (as applicable) approving the issue, allotment and delivery by the Borrower of the Conversion Shares to the Lender in accordance with this Agreement;

(ii)	a duly executed share certificate in respect of the Conversion Shares;

(iii)	signed consents from Shareholders representing not less than 90 per cent. of the total voting rights of the Ordinary Shares immediately prior to the conversion made under this clause 7 (Conversion Mechanics) to enter into and bring into full force and effect the Agreed Form Shareholders’ Agreement upon the issuance of the Conversion Shares;

(iv)	a signed copy of the Agreed Form Shareholders’ Agreement duly executed by the parties thereto;

(v)	executed resolutions by the board of directors of the Borrower and the Shareholders approving the amendment of the Borrower’s articles of association in the form as agreed between the Parties (acting reasonably and in good faith) to address any inconsistencies with the amendments contained in the Agreed Form Shareholders’ Agreement;

(vi)	a Conversion Disclosure Letter duly signed by the Borrower; and

(vii)	a copy of the updated register of members of the Borrower reflecting the Lender as the owner of the Conversion Shares.

(b)	On the Conversion Date the Lender shall make available to the Borrower:

(i)	a duly executed deed of adherence in the form set out in Schedule 2 of the Agreed Form Shareholders’ Agreement in respect of the Lender’s adherence to the Agreed Form Shareholders’ Agreement;

(ii)	a Conversion Disclosure Letter duly countersigned by the Lender; and

(iii)	evidence that the Conversion Condition has been satisfied.

8.	Interest

8.1	Calculation of interest

The Loan is interest free.

8.2	Default interest

If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the rate of [***] per cent. per annum. Any interest accruing under this Clause 8.2 shall be immediately payable by the Borrower on demand by the Lender.

9.	Tax gross up and indemnities

9.1	Definitions

In this Agreement:

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement.

Unless a contrary indication appears, in this Clause 9 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

9.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by Law.

(b)	The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)	If a Tax Deduction is required by Law to be made by the Borrower (save in any circumstances in which such Tax Deduction is required by Law as a result of and would have not arisen but for a voluntary act or omission of the Lender other than an act or omission that the Lender was required to do or omit to do under this Agreement, the transactions contemplated by this Agreement or in order to comply with applicable Law or the requirements of any Governmental Authority), the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required (the “Tax Deduction Gross-Up”). For the avoidance of doubt, and in accordance with Clause 18(c), the Borrower shall not be required to pay any Tax Deduction Gross-Up to any assignee in excess of the amount to which the original Lender would have been entitled.

9.3	VAT

All amounts (other than the disbursement of the Loan by the Lender to the Borrower) expressed to be payable under this Agreement by one party (for the purposes of this Clause 9.3, the “Payer”) to the other party (for the purposes of this Clause 9.3, the “Payee”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Payee to the Payer under this Agreement and the Payee is required to account to the relevant tax authority for the VAT, the Payee shall promptly provide an appropriate VAT invoice to the Payer and, following receipt of such invoice, the Payer must pay to the Payee (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT.

10.	Costs and expenses

10.1	Transaction expenses

Each party shall be responsible for all costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation and execution of this Agreement and any other documents referred to in this Agreement.

11.	Warranties

11.1	Warranties

(a)	The Borrower makes the warranties set out in this Clause 11 (Warranties) to the Lender on the date of this Agreement, the Utilisation Date and immediately prior to the issuance of the Conversion Shares.

(b)	The Business Warranties to be given by the Borrower immediately prior to the issuance of the Conversion Shares (but not, for the avoidance of doubt, any other Warranties to be given at such time or at any other time pursuant to this Agreement) shall be subject to any events or matters which are fairly disclosed in the Conversion Disclosure Letter and no right to claim for damages as a result of a breach of any such Business Warranty shall arise in favour of the Lender in the case of any such Business Warranty being untrue or inaccurate immediately prior to the issuance of the Conversion Shares if (and solely to the extent) that the relevant event or matter is fairly disclosed in the Conversion Disclosure Letter, provided that (in each case) any such event or matter could not reasonably have been avoided or prevented by the Borrower, any member of the Borrower’s Group (as applicable) or their respective directors, officers, employees and agents.

(c)	Any Warranty qualified by the expression “so far as the Borrower is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of [***] and [***]at the time the Warranty is given (with no imputation of the knowledge of any other person). For the avoidance of doubt, any deemed actual knowledge of [***]and [***]for the purposes of any Warranty qualified by the expression “so far as the Borrower is aware” or any similar expression shall not create any liability for such persons under the Warranties or this Agreement.

11.2	Status, authority, authorisations and binding obligations

(a)	Each member of the Borrower’s Group is a corporation, duly incorporated and validly existing under the Law of its jurisdiction of incorporation.

(b)	Each member of the Borrower’s Group has the power to own its assets and carry on its business as it is being conducted.

(c)	It has the legal right, all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement.

(d)	No limit on its powers will be exceeded as a result of the borrowing contemplated by this Agreement.

(e)	This Agreement has been duly executed and delivered by it and this Agreement constitutes, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

11.3	Shares and members of the Borrower’s Group

(a)	The shares in the members of the Borrower’s Group and the Legacy Entities specified in in Schedule 4 comprise the whole of the issued and allotted share capital of the members of the Borrower’s Group and the Legacy Entities, have been properly and validly issued and allotted and each are fully paid.

(b)	The shareholders and members of the Borrower’s Group specified in Schedule 4:

(i)	are the legal and beneficial owners of the shares in the members of the Borrower’s Group and the Legacy Entities specified therein; and

(ii)	have the right to exercise all voting and other rights over such shares.

(c)	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any member of the Borrower’s Group (or in the capital of any Legacy Entity held by a member of the Borrower’s Group) under any option, agreement or other arrangement (including conversion rights and rights of pre-emption), other than the outstanding options in respect of [***] Ordinary Shares.

(d)	All consents for the issuance and allotment of the Conversion Shares have been obtained or will be obtained by the Conversion Date.

(e)	The particulars contained in Schedule 4 are true and accurate

11.4	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 17.7 (Insolvency proceedings) has been taken or threatened in relation to a member of the Borrower’s Group and none of the circumstances described in Clause 17.6 (Insolvency) applies to a member of the Borrower’s Group.

11.5	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any member of the Borrower’s Group or to which such member of the Borrower’s Group’s assets are subject which might have a Material Adverse Effect (including, for the avoidance of doubt, any agreement or arrangement between any member of the Borrower’s Group and the Government of Tanzania and/or other Governmental Authority).

11.6	Management accounts

Save for the outstanding 2021 employment, consultancy and bonus agreements with a maximum aggregate liability for the Borrower across all such agreements of [***]and the deferred consideration of USD 6,000,000 which is payable by the Borrower pursuant to the Legacy Entity SPA no earlier than December 2022 and not later than December 2024, the management accounts contained in file path 7.1.7.6.2.0.1 of the VDR present fairly and in all material respects the financial condition, assets and liabilities of the Borrower as at the relevant date thereof and the profits and losses of the Borrower for the period concerned.

11.7	Financial Indebtedness

Save for the short term loan facility of [***] and [***] provided to the Borrower by certain Borrower Shareholders contained in file path 7.1.7.10.0.1 of the VDR and the deferred consideration of USD 6,000,000 which is payable by the Borrower pursuant to the Legacy SPA no earlier than December 2022 and not later than December 2024, no member of the Borrower’s Group has any outstanding financial Indebtedness other than to the Borrower.

11.8	Guarantees and Security

(a)	There is no outstanding Security given by any member of the Borrower’s Group.

(b)	There is no outstanding guarantee, indemnity or Security given: (i) by any member of the Borrower’s Group for the benefit of any shareholder of the Borrower or any of their Connected persons; or (ii) by any shareholder of the Borrower or any of their Connected persons for the benefit of any member of the Borrower’s Group. In this Clause 11.8(b), “Connected” shall have the meaning set out in section 993 of the English Income Tax Act 2007, provided that neither the Borrower nor its subsidiary undertakings shall be deemed to be Connected to a shareholder of the Company.

11.9	Material Contracts

(a)	Save for the Legacy SPA (and the outstanding 2021 employment, consultancy and bonus agreements with a maximum aggregate liability for the Borrower across all such agreements of[***]) which have been disclosed in redacted form in the Box VDR, all contracts to which a member of the Borrower’s Group is a party that is material in the context of the Borrower’s Group and/or the Project (including any amendments in relation thereto) (each a “Material Contract” and together the “Material Contracts”) have been disclosed to the Lender in the VDR, including (but not limited to) a full, true and accurate copy of the following (and any amendments in relation thereto) the Special Mining Licence; the Framework Agreement; the Shareholders’ Agreement; the TNCL Shareholders’ Agreement; the articles of association of each member of the Borrower’s Group; and the Development, Licencing and Services Agreement.

(b)	The Material Contracts constitute legal, valid and binding obligations on the parties thereto and the terms thereof have been complied with in all material respects by the relevant member of the Borrower’s Group and by the relevant other party thereof.

(c)	No member of the Borrower’s Group is in material breach of any of the Material Contracts and, so far as the Borrower is aware, no counterparty to any Material Contract is in material breach of any Material Contract and no disputes have arisen in respect of the Material Contracts.

11.10	Employment

(a)	No member of the Borrower’s Group is party to any share incentive, share option, profit sharing, bonus (save for the existing 2021 bonus scheme in respect of the Borrower’s employees that has a maximum aggregate liability amount for the Borrower of [***] and outstanding options in respect of [***] Ordinary Shares) or other incentive arrangements (including employee benefit trusts) for the benefit of its employees.

(b)	No member of the Borrower’s Group is party to any consultancy arrangements save in respect of the consultancy agreements with each of [***] and[***], to the extent fairly disclosed in the Box VDR.

(c)	Each member of the Borrower’s Group with operations in Tanzania has, pursuant to the National Social Security Fund Act No. 5 of 2018, registered its employees (to the extent required to do so) with the Tanzanian National Social Security Fund and, pursuant to the Workers Compensation Act, 2008, registered with the Tanzanian Workers Compensation Fund (to the extent required to do so), and each such member of the Borrower’s Group has paid all social security dues in respect of the mandatory contributions to the Tanzanian National Social Security Fund and paid all contributions due to the Tanzanian Workers Compensation Fund pursuant to the Workers Compensation (Payment of Tariff) Regulations, 2015.

11.11	Licences and consents

All material licences, permits, consents and Authorisations required for the business or activities of the Borrower’s Group carried on at the date of this Agreement, true copies of which are contained in the VDR (“Licences”), have been obtained, and are in full force and effect and are and have been complied within all material respects and no written notification has been received by any member of the Borrower’s Group, or, as far as the Borrower is aware, is anticipated to be received, that any of such licences, consents or authorisations is likely to be suspended, modified, cancelled or revoked.

11.12	Compliance with laws

(a)	Each member of the Borrower’s Group is conducting and has conducted the business of the Borrower’s Group in compliance with applicable Law.

(b)	No member of the Borrower’s Group has received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator or Governmental Authority with respect to any suspected, alleged or actual violation of and/or failure to comply with any applicable Law (including, without limitation, any Anti-Corruption Law or Sanctions Law), or requiring it to take or omit any action.

11.13	Environment

(a)	Each member of the Borrower’s Group is undertaking, and has undertaken, its respective business in material compliance with applicable Environmental Law.

(b)	No member of the Borrower’s Group has received any notice of any material civil, criminal, regulatory or administrative action, claim or investigation, proceeding or suit issued under or relating to Environmental Law and, so far as the Borrower is aware, no such action, claim or investigation, proceeding or suit is pending or threatened against any such member of the Borrower’s Group.

11.14	Litigation

(a)	Save in respect of a historic tax dispute in respect of the Legacy Entities with a maximum liability of [***] as disclosed in the VDR, no member of the Borrower’s Group is involved whether as claimant or defendant or other party in any material claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration and, so far as the Borrower is aware, no material claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration is pending or threatened by or against any member of the Borrower’s Group.

11.15	Anti-Corruption Laws and Sanctions Laws

(a)	No member of the Borrower’s Group is considered a Sanctioned Party as at the date of this Agreement and none will be so considered at any time prior to the Conversion Date.

(b)	Each member of the Borrower’s Group has implemented and maintains risk-proportionate procedures designed to promote and achieve compliance with such Anti-Corruption Laws, Sanctions Laws and applicable anti-money laundering and counter-terrorism financing laws.

(c)	No member of the Borrower’s Group, nor any of their respective directors, officers, employees, or so far as the Borrower is aware, agents or contractors, has engaged in any activity or conduct that has resulted in a violation of any Anti-Corruption Laws, Sanctions Laws or applicable anti-money laundering and counter-terrorism financing Laws.

11.16	Taxation

(a)	No member of the Borrower’s Group is materially overdue in the filing of any Tax returns and no member of the Borrower’s Group is overdue in the payment of any material amount in respect of Tax and no claims or investigations are being made or conducted against any member of the Borrower’s Group with respect to Taxes.

(b)	Each member of the Borrower’s Group is resident for Tax purposes only in the jurisdiction under whose laws it is incorporated.

11.17	Important business issues since 30 September 2021

Since 30 September 2021 there has been no material adverse change in the financial position of the Borrower and, so far as the Borrower is aware, no event, fact or matter has occurred which is likely to give rise to any such change.

11.18	Legacy Entities

(a)	So far as the Borrower is aware, no material breach of the share purchase agreement entered into between the Borrower, Glencore Canada Corporation, Barrick International (Barbados) Corporation and Sutton Resources Limited in respect of the acquisition of the Legacy Entities (the “Legacy Entity SPA”) has occurred, is occurring or is reasonably likely to occur and no claim, action, proceeding, suit, litigation or arbitration is pending or threatened against it in respect of the Legacy Entity SPA.

(b)	Save in respect of a historic tax dispute disclosed in the VDR with a maximum liability of [***] so far as the Borrower is aware, none of the Legacy Entities have any outstanding liabilities.

(c)	All of the Subsoil Data is:

(i)	legally and beneficially owned by the Legacy Entities;

(ii)	in possession or under the control of the Legacy Entities; and

(iii)	free to be used by the Legacy Entities and not subject to any third-party rights and/or consents.

(d)	In respect of its acquisition of the Legacy Entities, the Borrower has obtained written confirmation from the Government of Tanzania that no approval from the Mining Commission is required under applicable Law and instead a notification to the Mining Commission from the Borrower (that does not require a response from the Mining Commission) is all that is required under applicable Law in this context (and the Borrower has made such a notification to the Mining Commission).

11.19	Prospecting Licences

So far as the Borrower is aware there are no facts or matter in existence that could reasonably be expected to delay the issuance and/or granting of the Prospecting Licences and/or the EIA Certificate to TNCL or cause the Prospecting Licences to be issued and/or granted with onerous provisions, conditions, restrictions or similar.

11.20	Mine closure plan

TNCL submitted, pursuant to the Mining Act 14 of 2010 (Cap. 123) (as amended) and the Mining (Safety, Occupational Health and Environmental Protection) Regulations 2010, a mine closure plan to the Mining Commission at the time of application for the Special Mining Licence, with such mine closure plan prepared in compliance with the requirements of the Mine Closure Guidelines 2019.

11.21	Resources

So far as the Borrower is aware, there have been no events, circumstances facts or matters that would cause any material reduction in the aggregate amount of estimated, measured, indicated or inferred resources, as set out in the 2014 Barrick Glencore Draft Definitive Feasibility Study contained in folder path 4.2.1 of the VDR.

11.22	No misleading information

(a)	Any factual information provided by or on behalf of any member of the Borrower’s Group in relation to this Agreement was true and accurate in all material respects and not misleading in any material respect as at the date it was provided or as at the date (if any) at which it is stated.

(b)	So far as the Borrower is aware, nothing has occurred or been omitted from the factual information referred to in Clause 11.22(a) above and no information has been given or withheld that results in that information being untrue or misleading in any material respect.

(c)	The VDR (including written answers provided by or on behalf of the Borrower in response to the questions asked by or on behalf of the Lender) has been collated by the Borrower in good faith and the Borrower has not knowingly included any information which, so far as the Borrower is aware, is untrue or knowingly omitted to include any information that would, so far as the Borrower is aware, render the information in the VDR untrue or misleading in any material respect.

(d)	So far as the Borrower is aware, the VDR contains all facts and circumstances existing whether in respect of the current use, or proposed future exploitation of the Project that would reasonably be likely to affect the legality, validity, binding nature or enforceability of the Framework Agreement and/or the Special Mining Licence, or otherwise materially affect the right of the Borrower’s Group to exploit the Project.

11.23	Repetition

All warranties made in this Clause 11 (Warranties) are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of this Agreement, the Utilisation Date and immediately prior to the issuance of the Conversion Shares (as applicable).

11.24	Limitations of liability

(a)	The Borrower’s liability in aggregate for damages:

(i)	subject to Clause 11.24(a)(ii), in respect of all Relevant Warranty Claims (excluding Fundamental Warranty Claims) shall not exceed an amount equal to [***]; and

(ii)	in respect of all Relevant Warranty Claims (including Fundamental Warranty Claims) shall not exceed an amount equal to [***].

(b)	The Borrower shall not be liable for any individual Relevant Warranty Claim (or series of Relevant Warranty Claims arising from substantially identical facts or circumstances) where the liability agreed or determined for any such Relevant Warranty Claim does not exceed [***]. Where the liability agreed or determined in respect of any such Relevant Warranty Claim (or series of Relevant Warranty Claims) exceeds [***], the Borrower shall be liable for the total amount of the Relevant Warranty Claim (or series of Relevant Warranty Claims) as agreed or determined and not just the excess.

(c)	The Borrower shall not be liable for any Relevant Warranty Claim unless written notice of any such claim is given by the Lender to the Borrower by no later than the date that is eighteen months following the date of on which the relevant Warranty was given pursuant to this Agreement.

12.	Agreed budget

12.1	Agreed Budget

(a)	Any proposed revision to the Agreed Budget that would result in a change in spend on a single line item of [***] per cent. or more of the total spend allocated to that line item in the Agreed Budget shall require the prior written consent of the Parties.

(b)	Notwithstanding Clause 3.1 (Purpose) and subject to Clause 12.1(c), in respect of a single line item in the Agreed Budget the Borrower shall be entitled to apply the Loan Proceeds by up to [***] per cent. more or less than the total spend allocated to that line item in the Agreed Budget, and provided that the Loan Proceeds are spent in accordance with the aforementioned limits such spend will be considered to be in accordance with the Agreed Budget for the purposes of this Agreement.

(c)	Prior to any spend of the Loan Proceeds in excess of the total spend allocated to a single line item in the Agreed Budget, the Borrower shall deliver to the Lender written notice detailing such anticipated spend and the reasons for it being above what is set out in the Agreed Budget.

(d)	The Parties agree that the Agreed Budget (including any revisions thereto in accordance with this Clause 12 (Agreed Budget) shall not in any circumstances exceed an aggregate budgeted spend of USD40,000,000.

(e)	Either Party may, at any time, by notice to the other Party, request a revision to the then Agreed Budget if that Party believes that a change in circumstances or cost has occurred and the Agreed Budget at that time is no longer correct for the purposes of this Agreement (a “Budget Revision Notice”, and such Party delivering the Budget Revision Notice being the “Proposer”), with such notice including a draft revised project budget.

(f)	Within five Business Days of receipt of a Budget Revision Notice, the Party that received the Budget Revision Notice (the “Recipient”) shall, acting in good faith and reasonably, notify the Proposer whether or not it approves the draft revised project budget (including giving reasonable details of the grounds for any disapproval).

(g)	If the Recipient disapproves of the draft revised project budget the Lender and the Borrower shall negotiate for a period of ten Business Days (or such other period as is agreed by the Lender and the Borrower) in good faith and acting reasonably in order to agree the draft revised project budget (and consent to such revisions in writing).

(h)	If the Lender and the Borrower do not agree the draft revised project budget in accordance with Clause 12.1(g) above, the Budget Revision Notice shall be referred for discussion between the Budget Representatives of the Lender and the Borrower who shall negotiate for a period of five Business Days (or such other period as is agreed by the Budget Representatives) in good faith in order to agree the draft revised project budget (and consent to such revisions in writing).

(i)	If the Budget Representatives do not agree the draft revised project budget in accordance with Clause 12.1(h) above, no revision shall be made and the Agreed Budget at that time shall remain the Agreed Budget.

(j)	Upon

(i)	a Recipient notifying a Proposer in writing pursuant to Clause 12.1(f) above that it approves a draft revised project budget; or

(ii)	the Lender and the Borrower consenting in writing pursuant to Clause 12.1(g) above to any revisions to a draft revised project budget; or

(iii)	the Budget Representatives consenting in writing pursuant to Clause 12.1(h) above to any revisions to a draft revised project budget,

that draft revised project budget shall become the Agreed Budget for the purposes of this Agreement.

12.2	Agreed Budget information undertakings

The Borrower shall and shall procure that each member of the Borrower’s Group supply to the Lender, to the extent permitted by Law, all information (financial or otherwise) reasonably required and upon reasonable prior notice for the Lender to verify that the Loan amounts are being applied in accordance with the Agreed Budget.

13.	General undertakings

13.1	Authorisations

The Borrower shall promptly:

(i)	obtain, comply with and do all that is reasonably necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Lender of,

any Authorisation required under any Law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

13.2	Compliance with laws

The Borrower shall comply in all respects with all Laws to which it may be subject, if failure to comply would materially impair its ability to perform its obligations under this Agreement.

13.3	Conduct of business

The Borrower undertakes that it and each member of the Borrower’s Group shall carry on its business in the ordinary course as carried on immediately prior to the date of this Agreement, subject to any action taken to develop the Project in accordance with the terms of this Agreement and the Agreed Budget, save in so far as agreed in writing by the Borrower (such consent not to be unreasonably withheld or delayed).

13.4	Taxation

(a)	The Borrower shall (and the Borrower shall ensure that each member of the Borrower’s Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Borrower’s Group may change its residence for Tax purposes.

13.5	Anti-Corruption Laws and Sanctions Laws

(a)	The Borrower undertakes with regard to the performance of this Agreement (including without limitation the Borrower’s use of the Facility and the Loan) that it and each member of the Borrower’s Group and their respective directors, officers, employees and personnel will comply with Anti-Corruption Laws, Sanctions Laws and all applicable anti-money laundering and counter-terrorism financing Laws.

(b)	Without limiting the generality of Clause 13.5(a), the Borrower undertakes that it will not, and shall procure that each member of the Borrower’s Group and their respective directors, officers, employees and personnel will not:

(i)	make, offer, receive, solicit or authorise any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any person, including a public official, for the purpose of improperly influencing any act or decision of such person or improperly inducing such person to use his or her or its influence to obtain or retain business or direct business to any person in violation of Anti-Corruption Laws;

(ii)	make, offer or authorise any facilitation payment to a public official; nor

(iii)	use or allow the use of the Loan or the Facility for any purpose that would be prohibited by or subject to penalty under Sanctions Laws.

(c)	Without limiting the generality of Clause 13.5(a), the Borrower undertakes that it will, and shall procure that each member of the Borrower’s Group will promptly following the date of this Agreement:

(i)	implement and maintain appropriate, risk-proportionate policies and procedures which are effective to promote and achieve compliance with Anti-Corruption Laws, Sanctions Laws and all applicable anti-money laundering and counter-terrorism financing Laws (including, without limitation, policies and procedures pertaining to gifts and hospitality, engagement with public officials, community projects and sponsorships, training and awareness for Borrower Group personnel on managing compliance risks, and appropriate channels for reporting concerns of breaches of compliance requirements); and

(ii)	prior to appointing or engaging any independent contractor, conduct appropriate, risk-proportionate due diligence addressing relevant criteria, including such contractor’s ability to perform the proposed work properly, on time, within budgeted cost, and in compliance with all relevant Laws (including Anti-Corruption Laws and Sanctions Laws); and

(iii)	include in its contracts with independent contractors provisions that require such contractors to comply with Anti-Corruption Laws and Sanctions Laws, entitle the Borrower (or other relevant member of the Borrower’s Group as the case may be) to obtain information and/or documents from such contractors to verify the contractor’s compliance with Anti-Corruption Laws and Sanctions Laws, and require such contractors to impose, on their subcontractors of any tier, substantially similar compliance obligations and information rights in favour of the Borrower (or other relevant members of the Borrower’s Group as the case may be).

(d)	Subject to Clause 13.5(e) below and without prejudice to Clause 14.5, the Lender shall, at its own expense, be entitled (but not required) to, from time to time, second one employee or nominated contractor of the Lender (or another member of the Lender’s Group) experienced in anti-corruption compliance (a “Lender Compliance Secondee”) to the Borrower or any other member of the Borrower’s Group, on a part time or full time basis (at the election of the Lender).

(e)	Unless otherwise agreed in writing between the Lender and the Borrower, the primary purpose of the secondment of a Lender Compliance Secondee to the Borrower (or other member of the Borrower’s Group, as the case may be) will be to work with the Borrower Group personnel responsible for Anti-Corruption Laws and Sanctions Laws compliance, to assist the Borrower (or other member of the Borrower’s Group, as the case may be) to maintain appropriate risk-proportionate policies and procedures which are effective to promote and achieve compliance with Anti-Corruption Laws and Sanctions Laws.

(f)	No less than 14 days prior to a Lender Compliance Secondee being seconded to a member of the Borrower’s Group, the Lender shall deliver to the Borrower the name and job title of the Lender Compliance Secondee and, if requested by the Borrower, consult with the Borrower in relation to the proposed Lender Compliance Secondee.

(g)	Subject to Clause 13.5(f) above, the Lender shall be entitled to change the employee or nominated contractor (as applicable) that constitutes the Lender Compliance Secondee.

(h)	The Borrower shall and shall procure that each member of the Borrower’s Group permit the Lender Compliance Secondee such access to the Borrower’s Group information as is reasonable in the context of the Lender Compliance Secondee’s role within the Borrower’s Group (including, for the avoidance of doubt, reasonable access to all offices of the Borrower’s Group), and actively involve the Lender Compliance Secondee in workstreams, meetings, discussions or similar relevant to the Lender Compliance Secondee’s expertise and experience, including adding the Lender Compliance Secondee to appropriate email distributions lists for workstreams relevant to their expertise and experience.

(i)	The Borrower undertakes that it will, and will procure that each member of the Borrower’s Group will:

(i)	keep and maintain accurate and reasonably detailed books and financial records in connection with its performance of this Agreement; and

(ii)	implement and at all times maintain appropriate internal controls to ensure that its use of the Loan and the Facility, and all transactions which relate to this Agreement or the performance of it, are properly, accurately and completely recorded in all material respects.

(j)	The Borrower shall, to the extent legally permissible, promptly notify, and shall procure that each member of the Borrower’s Group promptly notifies, the Lender of any investigation, enquiry or proceeding initiated by a Governmental Authority relating to a suspected, alleged or actual violation of Anti-Corruption Laws, Sanctions Laws or any applicable anti-money laundering and/or counter-terrorism financing laws by the Borrower, any other member of the Borrower’s Group or any director, officer, employee, agent or contractor of the Borrower and/or other member of the Borrower’s Group.

(k)	The Borrower will promptly respond in reasonable detail to any reasonable request by the Lender, following the giving of reasonable notice, for information and/or documentation relating to the Borrower’s compliance with this Clause 13.5, save that the Borrower will not be obliged to disclose to the Lender information that is the subject of a valid claim of legal advice privilege or litigation privilege.

14.	Positive project undertakings

14.1	Environment, community and project standards

(a)	Subject to Clause 14.1(b), the Borrower shall and shall procure that each member of the Borrower’s Group shall:

(i)	comply with the undertakings set out in Clause 13.5.

(ii)	comply in all material respects with the GISTM (2020) for Tailings Design and Management;

(iii)	comply in all material respects with Tanzanian health, safety and Environmental Laws;

(iv)	comply in all material respects with IFC Standard 35 – Land Acquisition and Involuntary Resettlement;

(v)	comply with the VPSHR;

(vi)	apply in all material respects BHP’s Indigenous People’s Policy Statement Commitments;

(vii)	subject to Clause 14.1(d), comply in all material respects with the BHP Technical Standards;

(viii)	comply with all Environmental Laws to which it or the Project may be subject;

(ix)	obtain all environmental licences required or customary in accordance with good industry practice to enable the Project to be implemented, and maintain them in full force and effect; and

(x)	comply with the terms and conditions of those environmental licences.

(b)	In the event of a conflict between the standards set out in Clause 14.1(a), those standards that are higher and impose more rigor shall be applied.

(c)	From the date of this Agreement, the Lender and the Borrower shall work to develop jointly agreed standards in respect of the Borrower’s business and operations, if suitable and agreed by both Parties.

(d)	To the extent references are made in the BHP Technical Standards to the Lender or other member of the Lender’s Group, such references shall be read, so far as is possible, by reference to the Project operator (from time to time) unless otherwise agreed in writing between the Parties.

14.2	On funding

The Borrower shall be permitted to on fund the Loan to its wholly owned subsidiary, TNCL, pursuant to a shareholder loan or other legally binding financing terms provided that, prior to providing any such on funding, the Borrower shall first obtain and/or make (and provide the Lender with copies of) all applicable consents, notifications, filings or similar required in respect of such on funding (including, for the avoidance of doubt, all those required to be obtained from, and/or made with, the Government of Tanzania and/or other Governmental Authority), including but not limited to those required under the Shareholders’ Agreement, the Framework Agreement and the registration of any shareholder loan agreement with the Bank of Tanzania.

14.3	Compliance with government agreements and arrangements

The Borrower shall and shall, to the extent applicable, procure that each member of the Borrower’s Group comply with all Government Arrangements between such member of the Borrower’s Group and the Government of Tanzania and/or other Governmental Authority.

14.4	Observer

(a)	The Lender shall, at its own expense, be entitled (but not required) to send one person from time to time to attend and speak at, but not vote at, any meetings of the board of directors of each member of the Borrower’s Group or any committees of such boards (the “Observer”).

(b)	In respect of any meeting of the board of directors of any member of the Borrower’s Group or any committee thereof, the Observer shall declare to the other members of the meeting any conflict of interest it or any member of the Lender’s Group has in any of the matters being considered by such meeting or where the board of directors considers, by unanimous decision, there to be any such conflict of interest, it shall declare this to the Observer.

(c)	If, following the declaration by the Observer or the board of directors of a conflict of interest in accordance with Clause 14.4(b) above, the relevant board of directors or committee thereof resolves that it is not willing to authorise such conflict of interest, the Observer shall not be entitled to participate in matters in respect of such conflict (and shall only be entitled to receive minutes of such meetings and copies of related documents, records and books that are redacted in respect of such matters in which they and/or any member of the Lender’s Group are conflicted).

(d)	Within two Business Days of any meeting of the board of directors of any member of the Borrower’s Group or any committee thereof in respect of which the Observer is not entitled to participate in accordance with Clause 14.4(c) above, such member of the Borrower’s Group shall provide the Lender with a detailed written notice confirming why there is a conflict of interest and why such conflict cannot be authorised.

(e)	For the purposes of this Clause 14.4, an Observer shall be deemed to have a conflict of interest in respect of any matter if the Observer would be deemed under the articles of association of the relevant member of the Borrower’s Group to be conflicted in respect of that matter as if they were a director of that member of the Borrower’s Group.

(f)	The Lender shall notify the Borrower of the person that constitutes the Observer (if any) and the Lender shall be entitled to change the person that is the Observer provided that the Borrower is notified of such change in Observer and at all times there shall be no more than one Observer.

(g)	The Borrower shall and shall procure that each member of the Borrower’s Group shall provide the Observer with all notices of meeting, meeting agendas, minutes of meeting, draft (and final) resolutions, draft (and final) accounts, board papers and any and all other information provided to the board of directors (and any committees thereof) of such member of the Borrower’s Group, at the same time and in the same form as provided to the board of directors (or committee thereof) of such member of the Borrower’s Group (subject to Clause 14.4(h) and any redaction required in accordance with Clause 14.4(c)).

(h)	The Observer shall not disclose any confidential information in respect of the Borrower’s Group to any member of the Lender’s Group to the extent that the Observer considers (acting reasonably and in good faith) that sharing such information would constitute a breach of a common law fiduciary duty of confidence that would be owed by the Observer to the Borrower (or member of the Borrower’s Group) were the Observer a director of the relevant member of the Borrower’s Group.

14.5	Secondments

(a)	Subject to Clause 14.5(b) below and without prejudice to Clause 13.5(d), the Lender shall, at its own expense and acting reasonably, be entitled (but not required) to second employees from time to time (each a “Lender Secondee” and together the “Lender Secondees”) to the Borrower or any member of the Borrower’s Group.

(b)	Prior to an employee of the Lender’s Group being seconded to a member of the Borrower’s Group, the Lender shall deliver to the Borrower the name and job title of the proposed employee and the Borrower shall, within five Business Days, notify the Lender whether or not it approves of such employee being a Lender Secondee (such approval not to be unreasonably withheld or delayed and, in the case of disapproval, giving reasonable details of the grounds for such disapproval).

(c)	Subject to Clause 14.5(b) above, the Lender shall be entitled to change the employees that constitute the Lender Secondees.

(d)	The Borrower shall, and shall procure that each member of the Borrower’s Group shall: (i) permit any relevant Lender Secondees to review and comment on the policies of any member of the Borrower’s Group relating to anti-corruption, sanctions, anti-money laundering, counter-terrorism financing, environmental, social and governance matters; and (ii) take reasonable account of any comments thereon from any relevant Lender Secondees, including, where considered reasonable by the relevant member of the Borrower’s Group, updating or supplementing any such policies to reflect any such comments.

(e)	The Borrower shall, and shall procure that each member of the Borrower’s Group shall, permit the Lender Secondees such access to the Borrower’s Group information as is reasonable in the context of each Lender Secondee’s role within the Borrower’s Group (including, for the avoidance of doubt, reasonable access to all offices of the Borrower’s Group), and actively involve each Lender Secondee in workstreams, meetings, discussions or similar relevant to such Lender Secondee’s expertise and experience, including adding each Lender Secondee to appropriate email distributions lists for workstreams relevant to their expertise and experience.

(f)	The Borrower shall and shall procure that each member of the Borrower’s Group shall provide the Lender with all reasonable assistance required in respect of procuring such labour and immigration approvals that may be required (from time to time) in respect of each Lender Secondee.

14.6	Project steering committee

(a)	The Borrower shall, within 15 Business Days from the date of this Agreement, form a duly constituted project steering committee in respect of the Project (the “PSC”), and shall procure that the PSC has oversight of, and, together with the Lender in respect of its designated members, provides guidance on:

(i)	the delivery and execution of a bankable feasibility study in respect of the Project;

(ii)	the performance of the Agreed Budget, the Project Execution Plan and Schedule and the Project Financial Model;

(iii)	the Project’s performance against the conditions of the Special Mining Licence;

(iv)	the implementation of the Hive-Out; and

(v)	any other matters concerning the development of the Project, including but not limited to:

i.	environmental and social governance;

ii.	health, safety and environmental compliance;

iii.	security;

iv.	compliance (including, without limitation, compliance with applicable Anti-Corruption Laws, Sanctions Laws and applicable anti-money laundering and counter-terrorism financing laws);

v.	resource evaluation;

vi.	geological drilling;

vii.	mine planning;

viii.	process development;

ix.	marketing; and

x.	human resources matters,

together, the “PSC Remit”.

(b)	The Borrower undertakes that the terms of the PSC shall provide that the PSC shall:

(i)	subject to Clause 14.6(d), make recommendations to the board of directors of each member of the Borrower’s Group, and the relevant teams within such member of the Borrower’s Group, in respect of the PSC Remit;

(ii)	comprise five members, with three members appointed by the Borrower (from time to time) and two members appointed by the Lender (from time to time);

(iii)	meet (whether in person or by teleconference) as often as necessary and no less than monthly until completion of a bankable feasibility study in respect of the Project (and thereafter on a monthly basis at least); and

(iv)	permit any member of the PSC to request to convene a meeting of the PSC upon giving reasonable notice to the other members of the PSC (and in any event not more than ten Business Days’ notice).

(c)	Each Party shall notify the other of the persons that constitute their respective appointees to the PSC and the Parties shall be entitled to change the persons that are their appointees to the PSC provided that the other Party is notified of such change in appointee and that at all times there shall be no more than three Borrower appointees and two Lender appointees.

(d)	The Parties agree that the decisions of the PSC shall not be binding on any member of the Borrower’s Group, and any recommendations made by it will be subject to final approval of the management or directors (as applicable) of such member of the Borrower’s Group. The Parties further agree that the conduct of the PSC shall be carried out in strict compliance with all applicable competition and/or anti-trust Laws and will be subject to any measures reasonably necessary to comply with applicable competition and/or anti-trust Laws from time to time.

(e)	The Borrower shall procure that the members of the PSC are provided with monthly management reports in respect of TNCL and any other material reports and/or information that is produced by, or for the benefit of, TNCL and provided to the management of TNCL or the Borrower, including but not limited to all:

(i)	drilling results;

(ii)	mine and other studies;

(iii)	metallurgical test work; and

(iv)	correspondence with Governmental Authorities and communities,

in each case, subject to applicable Law, without any edits or redactions.

14.7	Information undertakings

(a)	Financial reporting

The Borrower shall and shall procure that each member of the Borrower’s Group supply to the Lender:

(i)	within 45 days after the end of each fiscal quarter, unaudited financial statements of the Borrower and members of the Borrower’s Group (as applicable) consisting of a balance sheet and statements of income, retained earnings and changes in financial position prepared in accordance with IFRS;

(ii)	within 180 days after the end of each fiscal year, audited annual financial statements of the Borrower and members of the Borrower’s Group (as applicable) prepared in accordance IFRS, and the report of the independent auditors thereon; and

(iii)	any other information in respect of the Borrower or member of the Borrower’s Group (as applicable) reasonably requested by the Lender.

(b)	Technical and other reports

The Borrower shall and shall procure that each member of the Borrower’s Group prepare the following reports and provide such reports to the Lender:

(i)	a monthly report by the fifteenth Business Day of each month, which contains with respect to the preceding month: (i) discussion and analysis of operating and financial results (including actual and budgeted operational and financial performance); (ii) simplified financial statements (including statement of income, simplified statement of indirect cash flow and key balance sheet indicators);

(ii)	copies of such other reports as have been prepared in respect of operations as the Lender may reasonably request from time to time;

(iii)	a copy of the Project Execution Plan and Schedule (including any amendments to, and/or updated drafts of, the Project Execution Plan and Schedule); and

(iv)	a copy of the Project Financial Model (including any amendments to, and/or updated drafts of, the Project Financial Model).

(c)	Inspection and access

(i)	The Lender or its representatives, at its own risk and expense, shall be permitted reasonable access and upon reasonable prior notice to inspect the Borrower’s books records and data pertaining to the performance of operations and to the Borrower’s assets, including all technical data upon reasonable advance notice to the Borrower and to make copies thereof.

(ii)	The Borrower shall procure that the Lender or its representatives are permitted those access rights as set out in (i) above in respect of each member of the Borrower’s Group.

(d)	Corporate information

Subject to any reasonable redactions required, the Borrower shall and shall procure that each member of the Borrower’s Group supply to the Lender:

(i)	copies of all minutes of meetings of the board of directors of such member of the Borrower’s Group and all board resolutions passed by such board of directors; and

(ii)	copies of all minutes of meetings of the shareholders of such member of the Borrower’s Group and all shareholder resolutions passed in respect of such member of the Borrower’s Group.

(e)	Other obligations

Subject to any reasonable redactions required, the Borrower shall and shall procure that each member of the Borrower’s Group, to the extent permitted by Law, allow the Lender and its agents, upon reasonable notice, reasonable access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Borrower’s Group, provided that the obligations of the Borrower under this Clause 14.7(e) shall not extend to allowing access to information: (i) which is information relating the Borrower’s Group if such information cannot be shared with the Lender without breaching applicable Law or duties of confidentiality owed by any member of the Borrower’s Group to a third party; or (ii) is privileged information and the sharing of such information would be reasonably likely to lead to a loss of legal advice privilege or litigation privilege.

14.8	Employment and consultancy arrangements

(a)	The Borrower shall, and shall procure that each member of the Borrower’s Group shall, ensure that the terms and conditions of employment, consultancy and benefits, of any new employee(s) or consultant(s) (or any amendments or modifications to such terms and conditions of any existing employee(s) or consultant(s)) shall be at normal market rates and on arms-length and otherwise commercially reasonable terms, having regard to the position, skills, experience and expertise of such employee or consultant (as applicable).

(b)	The Borrower shall, and shall procure that each member of the Borrower’s Group shall, provide the Lender with reasonable notice prior to the entry into or amendment/variation of any employee or consultancy arrangements.

14.9	Borrower’s Group share capital structure

To the extent necessary, the Borrower shall and shall procure that any relevant members of the Borrower’s Group shall engage with the Government of Tanzania in order to amend the articles of association and share capital structure of any member of the Borrower’s Group (other than TNCL) so as to remove any free carried interest rights of the Government of Tanzania thereto.

15.	Negative project undertakings

(a)	Restrictions

Without prejudice to the generality of Clause 13.3 (Conduct of Business), the Borrower shall:

(i)	not, without the prior written consent of the Lender, incur, guarantee, secure or otherwise assume any obligation in respect of any Indebtedness unless such Indebtedness is subordinated and otherwise junior to the Loan such that the Borrower’s payment obligations under this Agreement rank ahead of any payment obligations owed by the Borrower to any third party in respect of any such Indebtedness; and

(ii)	procure that each member of the Borrower’s Group (other than the Borrower) shall not, without the prior written consent of the Lender, incur, guarantee, secure or otherwise assume any obligation in respect of any Indebtedness other than any shareholder loan made by the Borrower to TNCL or to any member of the Borrower’s Group by a Shareholder (or any entity controlled by such Shareholder) in accordance with the deed of cooperation entered into in between the Lender and the Borrower on or about the date of this Agreement.

(b)	Reserved matters

(i)	The Borrower shall not and shall procure that each member of the Borrower’s Group does not make or agree to make any charitable or political donations, contributions or similar, without the prior written consent of the Lender.

(ii)	Subject to Clause 15(b)(iii), no member of the Borrower’s Group shall enter into, vary, renew, modify or extend any material transaction, arrangement, understanding or dealing with any current or former employee, director, shareholder or consultant of any member of the Borrower’s Group or any person connected with any such persons, or in which any such person is interested (whether directly or directly), without the prior written consent of the Lender.

(iii)	Notwithstanding Clause 15(b)(ii), the Lender’s prior written consent shall not be required for any variation, renewal or extension of any employee or consultancy agreements or arrangements in the ordinary course of business on arm’s length terms or any shareholder loan provided by a Shareholder (or any entity controlled by such Shareholder) in accordance with the deed of cooperation entered into in between the Lender and the Borrower on or about the date of this Agreement.

16.	Notification of breach

The Borrower shall and shall procure that each member of the Borrower’s Group notifies the Lender in writing as soon as reasonably possible if such member of the Borrower’s Group becomes aware of any matter, event or circumstance that does, or is reasonably expected to, constitute a breach of an undertaking in Clause 13 (General Undertakings), Clause 14 (Positive Project Undertakings) and/or Clause 15 (Negative Project Undertakings). For the avoidance of doubt, nothing in this Clause 16 (Notification of Breach) shall alter, limit, supersede or override the Borrowers obligations under Clause 13.5(j).

17.	Events of default

Each of the events or circumstances set out in this Clause 17 (Events of Default) is an Event of Default.

17.1	Other obligations

The Borrower commits a material breach of its obligations and/or undertakings under Clause 3.1 (Purpose) and/or Clause 6.1 (Repayment of the Loan) and/or Clause 13.5 (Anti-Corruption Laws and Sanctions Laws) and/or Clause 15 (Negative Project Undertakings).

17.2	Project documents

The Borrower does not comply with any material provision of the Cooperation Deed (including, without limitation, in respect of clause 3 (Non-solicitation and Exclusivity) of the Cooperation Deed).

17.3	Failure to perform a Conversion Obligation

The Borrower fails to comply in any material respect with a Conversion Obligation under Clause 7.1(c) in any material respect on or before the Conversion Date, and the Lender declares an Event of Default by written notice to the Borrower pursuant to Clause 7.2(i).

17.4	Breach of warranty

Any Warranty made or deemed to be made by the Borrower in this Agreement or through the delivery of the Utilisation Request is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

17.5	Special Mining Licence

Any suspension, revocation, termination or cancellation of the Special Mining Licence by any Tanzanian Governmental Authority and/or a material breach of the terms and conditions of the Special Mining Licence by the holder of the Special Mining Licence.

17.6	Insolvency

(a)	A member of the Borrower’s Group:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its Indebtedness.

(b)	A moratorium is declared in respect of any Indebtedness of any member of the Borrower’s Group.

17.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any Indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Borrower’s Group other than a solvent liquidation or reorganisation of any member of the Borrower’s Group (other than the Borrower);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Borrower’s Group;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Borrower’s Group (other than the Borrower)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Borrower’s Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Borrower’s Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	This Clause 17.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

17.8	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under this Agreement.

17.9	Repudiation

The Borrower repudiates this Agreement.

17.10	Expropriation

The authority or ability of any member of the Borrower’s Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, compulsory acquisition, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Borrower’s Group or any of its assets or the shares in that member of the Borrower’s Group (including without limitation the displacement of all or part of the management of any member of the Borrower’s Group).

17.11	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing for more than ten Business Days the Lender may by notice to the Borrower:

(i)	cancel the Commitment whereupon the Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for utilisation; and/or

(ii)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender, provided it is not less than 30 Business Days after the date of such notice.

18.	Assignment

(a)	Except as permitted by Clause 18(b) and 18(c), no party may, without the prior written consent of the other party, assign, grant any Security over, hold on trust, novate or otherwise transfer the whole or any part of this Agreement.

(b)	Subject to Clause 18(c) and 18(d), the Lender may without the consent of any other party, assign, grant any Security over, hold on trust, novate or otherwise transfer the whole or any part of this Agreement:

(i)	to any member of the Lender’s Group; and

(ii)	while an Event of Default is continuing, to any person.

(c)	Any transferee shall not be entitled to receive under this Agreement any greater amount than that to which the transferring party would have been entitled.

(d)	To effect any novation pursuant to this Clause 18 (Assignment), the Lender and the transferee shall sign and deliver to the Borrower a transfer certificate in the form set out in Schedule 5 (Transfer Certificate) to this Agreement. Upon delivery of a transfer certificate in accordance with this Clause 18(d) the novation will become effective and the Borrower agrees that such signed and delivered transfer certificate shall constitute a legal, valid and binding novation of the Agreement (in whole or in part, as applicable).

19.	Payment mechanics

19.1	Payments

(a)	On each date on which a Party is required to make a payment under this Agreement, such Party shall make the same available to the other Party for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and:

(i)	for payments to be made to the Lender, with such bank as the Lender may notify to the Borrower by not less than five Business Days’ notice.

(ii)	for payments to be made by the Lender, with such bank as the Borrower may notify to the Lender in the Utilisation Request.

19.2	No set-off by the Borrower

All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim, save for in respect of the satisfaction of the Subscription Amount by way of set off under Clause 7.3.

20.	Whole agreement

(a)	Other than the Cooperation Deed, this Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by Law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

(b)	Each of the Parties acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

21.	Notices

(a)	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by:

i.	hand;

ii.	email;

iii.	registered post; or

iv.	courier using an internationally recognised courier company.

(b)	A Notice to the Lender shall be sent to such party at the following address, or such other person or address as the Lender may notify the Borrower from time to time:

BHP Group Limited

Brookfield Place, Level 37, 125 St Georges Terrace, Perth, Western Australia, 6000, Australia

Email: [***] and [***] (in copy)

Attention: [***]

(c)	A Notice to the Borrower shall be sent to such party at the following address, or such other person or address as the Borrower may notify to the Lender from time to time:

Kabanga Nickel Limited

22 Chancery Lane, London, WC2A 1LS, United Kingdom

Email: [***] and [***]

Attention: [***] and [***]

(d)	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier; or

(ii)	at the time of sending if sent by email, provided that receipt shall not occur if the sender receives an automated message that the email has not been delivered to the recipient.

(e)	Email is not permitted for any Notice which (i) cancels, gives notice of cancellation or purports to cancel the Commitment; (ii) terminates, gives notice to terminate or purports to terminate this Agreement; or (iii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement.

22.	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Law of any other jurisdiction will in any way be affected or impaired.

23.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of either Party, any right or remedy under this Agreement shall operate as a waiver of any such right or remedy or constitute an election to affirm this Agreement. No waiver or election to affirm this Agreement on the part of either Party shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

24.	Amendments and waivers

No term of this Agreement may be amended or waived without the prior consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

25.	Confidentiality

25.1	Confidentiality

(a)	Subject to Clause 25.2 below, each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;

(ii)	the negotiations relating to this Agreement (and any such other agreements);

(iii)	(in the case of the Borrower) any information relating to the business, financial or other affairs (including future plans) of the Lender’s Group; or

(iv)	(in the case of the Lender) any information relating to the business, financial or other affairs (including future plans) of the Borrower’s Group.

(b)	Subject to Clause 25.2 below, no announcement, communication, circular, publication or similar in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of: (i) any member of the Borrower’s Group without the prior written consent of the Lender; or (ii) any member of the Lender’s Group without the prior written consent of the Borrower. The Borrower shall and shall procure that each of member of the Borrower’s Group ensures that no such announcement, communication, circular, publication or similar is made or issued.

(c)	The Borrower shall not, and shall procure that each member of the Borrower’s Group does not, use the name of, or otherwise refer to, the Lender or any member of the Lender’s Group in any announcement, communication, circular, publication or similar without the prior written consent of the Lender.

(d)	The Lender shall not, and shall procure that each member of the Lender’s Group does not, use the name of, or otherwise refer to, the Borrower or any member of the Borrower’s Group in any announcement, communication, circular, publication or similar without the prior written consent of the Lender.

25.2	Permitted disclosures

Clause 25.1 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by Law, any Governmental Authority or any stock exchange on which the shares of a party or its direct or indirect holding company are listed or are intended to be listed;

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in any party;

(iii)	the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

(iv)	the disclosure is made to professional advisers of any party on a strictly need to know basis and on terms that such professional advisers undertake to comply with the provisions of Clause 25.1 in respect of such information as if they were a party to this Agreement;

(v)	the information is or becomes publicly available (other than by breach of this Agreement or any other obligation of confidence); or

(vi)	each party has given prior written approval to the disclosure or use,

provided that prior to disclosure or use of any information pursuant to Clauses 25.1(a)(i), 25.1(a)(ii) and 25.1(a)(iii), the party concerned shall, where not prohibited by Law, promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

25.3	Duration of confidentiality restrictions

The restrictions contained in Clauses 25.1 shall continue to apply for a period of three (3) years from the date of this Agreement.

26.	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

27.	Governing law and dispute resolution

(a)	This Agreement and the documents to be entered into pursuant to it and any non-contractual obligations arising out of or in connection with this Agreement and such documents, save as expressly referred to therein, shall be governed by and construed in accordance with English Law. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the English courts to support and assist the arbitration process pursuant to Clause 27(b), including, if necessary, the grant of interlocutory relief pending the outcome of that process.

(b)	Any dispute arising out of or connected with this Agreement, including a dispute as to the existence, validity or termination of this Agreement, or this Clause 27 (Governing Law and Dispute Resolution) or any non-contractual obligation arising out of or in connection with this Agreement, shall be resolved by arbitration in London conducted in English by three arbitrators pursuant to the rules of the London Court of International Arbitration (“LCIA”). The appointing body shall be the LCIA.

(c)	In the event of a declared public health emergency by either the World Health Organisation (the “WHO”) or a national Governmental Authority, as a consequence of which it is inadvisable or prohibited for the parties and/or their legal representatives to travel to, or attend any hearing ordered by the arbitrator, the following shall apply:

(i)	any such hearing shall be held via video or telephone conference upon the order of the arbitrator;

(ii)	the parties agree that no objection shall be taken to the decision, order or award of the arbitrator following any such hearing on the basis that the hearing was held by video or telephone conference; and

(iii)	in exceptional circumstances only the arbitrator shall have the discretion to order that a hearing shall be held in person, but only after full and thorough consideration of the prevailing guidance of the WHO and any relevant travel or social distancing restrictions or guidelines affecting the parties and/or their legal representatives and the implementation of appropriate mitigation.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNED by BHP BILLITON (UK) DDS LIMITED acting by two authorised signatories:
/s/ [***]

Director

/s/ [***]

Director

SIGNED by KABANGA NICKEL LIMITED acting by an authorised signatory in the presence of:	/s/ [***]

/s/ [***]
Witness’s signature
Name: [***]
Address: [***]
Occupation: [***]

Schedule 1

Form of Utilisation Request

From:	Kabanga Nickel Limited

To:	BHP Billiton (UK) DDS Limited

Dated:

Dear Sirs

Kabanga Nickel Limited – USD40,000,000 Loan Agreement

dated [                   ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Utilisation Date:	[ ]

Amount:	USD40,000,000

3.	We confirm that:

(i)	no Event of Default is continuing or would result from the proposed Loan being made; and

(ii)	all Warranties made under clause 11 of the Agreement are true in all material respects.

4.	The proceeds of this Loan should be credited to:

Beneficiary Name: Kabanga Nickel Limited Beneficiary Address: 22 Chancery Lane London WC2A 1LS United Kingdom	Bank Name: [***] Bank Address: [***] USD Account Details for Wire Transfer: [***]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

Kabanga Nickel Limited

Schedule 2

Agreed Budget

[***]

Schedule 3

Agreed Form Shareholders’ Agreement

[***]

Schedule 4

The Members of the Borrower’s Group

[***]

Schedule 5

Transfer Certificate

From:	[relevant BHP entity at time of transfer] (the “Existing Lender”) and [the new lender] (the “New Lender”)

To:	Kabanga Nickel Limited as borrower

Dated:	[ ]

USD40,000,000 loan agreement entered into between Kabanga Nickel Limited (as borrower)
and BHP Billiton (UK) DDS Limited (as lender)
dated [●] December 2021 (the “Loan Agreement”)

1.	We refer to the Loan Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purposes of the Loan Agreement. Terms defined in the Loan Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 18 (Assignment) of the Loan Agreement:

2.1	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 18 (Assignment) of the Loan Agreement all of the Existing Lender’s rights and obligations under the Loan Agreement.

2.2	The proposed Transfer Date is [ ].

2.3	The address, email and attention details for notices of the New Lender for the purposes of Clause 21 (Notices) of the Loan Agreement are as follows:

[●]

[Address]

Email: [●]

Attention: [Title]

[Existing Lender]	[New Lender]

By:	By: